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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-28817


                           SYNTHETIC INDUSTRIES, L.P.
                               306 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707
                                 (706) 375-3121

                                October 24, 1997

Dear Limited Partners of Synthetic Industries, L.P.:

     As described in the attached supplement, which you should read carefully, last Thursday a Delaware court preliminarily enjoined the implementation of the Plan we have asked you to vote on. We disagree with the court's decision and we are seeking to appeal this decision.

     We continue to believe your vote is important and we urge you to complete and return your blue proxies as quickly as possible.

                                          Sincerely,

                                          SYNTHETIC INDUSTRIES, L.P.
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                           SYNTHETIC INDUSTRIES, L.P.

                                 SUPPLEMENT TO
                      JOINT PROXY STATEMENT AND PROSPECTUS
                            DATED SEPTEMBER 19, 1997

     On October 23, 1997, the Delaware Court of Chancery, acting in a case brought against the General Partner and its affiliates by two Limited Partners, preliminarily enjoined the General Partner from implementing the Agreement and Plan of Withdrawal and Dissolution (the "Plan") of Synthetic Industries, L.P. (the "Partnership") until the Court rules on the merits of the allegations made in this lawsuit. Nevertheless, the Court expressly allowed the General Partner to continue the solicitation of Proxies and the holding of the Special Meeting. THEREFORE, THE GENERAL PARTNER IS CONTINUING TO SOLICIT PROXIES IN CONNECTION WITH THE PLAN AND WILL HOLD THE SPECIAL MEETING AS SCHEDULED.

     The Court found that the plaintiffs are probably correct that the proposed amendments necessary to implement the Plan violate specific limitations in the Partnership Agreement applicable to amendments. The General Partner does not agree with the Court's interpretation of these provisions. Accordingly, the General Partner is seeking to appeal the Court's decision in the Delaware Supreme Court. In the event that the Special Meeting is held and the Plan is approved prior to any action on such appeal, the General Partner cannot cause the Plan's implementation (including the Withdrawal of the Shares) unless and until the Delaware Supreme Court has acted favorably. Pending action by the Delaware Supreme Court, the choice of the Limited Partners on the Plan is important, and Limited Partners who have not yet voted are urged to complete and return the enclosed duplicate blue Proxies as quickly as possible.

     Questions and requests for assistance or copies of the Joint Proxy Statement and Prospectus or any related materials may be directed to D.F. King & Co., Inc., the Solicitation Agent, at (800) 488-8095.

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   The date of this Supplement to the Joint Proxy Statement and Prospectus is
                                October 24, 1997